                                                                      Exhibit 99
Investor Release

FOR IMMEDIATE RELEASE                   FOR MORE INFORMATION CONTACT:
---------------------                   -----------------------------
01/26/00                                Investors: Mary Healy, 630-623-6429
                                        Media: Bill Whitman, 630-623-6745

                   McDONALD'S REPORTS RECORD GLOBAL RESULTS
                   ----------------------------------------

OAK BROOK, IL -- McDonald's Corporation today announced record global results for the year and quarter ended December 31, 1999.

          The following highlights exclude 1998 Made for You costs and the 1998 special charge related to the home office productivity initiative.

 . Diluted net income per common share increased 13 percent for the year and 16 percent for the quarter in constant currencies.

 . Operating income rose 10 percent for the year and nine percent for the quarter in constant currencies.

 . Sales for the year increased in all segments in constant currencies. The annual increases in constant currencies were 12 percent in Europe, six percent in Asia/Pacific and 15 percent in Latin America. U.S. sales increased five percent and exceeded $19 billion for the year.

 . Operating income for the year increased 11 percent in the U.S., and in constant currencies Europe increased 13 percent, Asia/Pacific increased 10 percent and Latin America declined eight percent.

 .  Consolidated operating income exceeded $3 billion for the year.

   Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. dollar.


Key highlights - Consolidated                     1999       1998                       Increase
---------------------------------------------------------------------------------------------------------------------

Dollars in millions, except per common                                                      Excluding 1998
 share data                                                                       Made for You costs and 1998 special
                                                                                              charge (1)
                                                                              ---------------------------------------
                                                                                                         In Constant
                                                                   As Reported          Adjusted          Currencies*
---------------------------------------------------------------------------------------------------------------------
Quarters ended December 31
---------------------------------------------------------------------------------------------------------------------
Systemwide sales                             $ 9,749.7  $ 9,316.0            5%                5%                   7%
---------------------------------------------------------------------------------------------------------------------
Total revenues                                 3,372.9    3,220.7            5                 5                   10
---------------------------------------------------------------------------------------------------------------------
Operating income                                 816.8      637.2           28                 4                    9
---------------------------------------------------------------------------------------------------------------------
Net income                                       486.2      348.5           40                 9                   14
---------------------------------------------------------------------------------------------------------------------
Net income per
common share - diluted                             .35        .25           40                 9                   16
---------------------------------------------------------------------------------------------------------------------
Years ended December 31
---------------------------------------------------------------------------------------------------------------------
Systemwide sales                             $38,490.7  $35,979.5            7%                7%                   8%
---------------------------------------------------------------------------------------------------------------------
Total revenues                                13,259.3   12,421.4            7                 7                   10
---------------------------------------------------------------------------------------------------------------------
Operating income                               3,319.6    2,761.9           20                 8                   10
---------------------------------------------------------------------------------------------------------------------
Net income                                     1,947.9    1,550.1           26                10                   13
---------------------------------------------------------------------------------------------------------------------
Net income per
common share - diluted                            1.39       1.10           26                10                   13
---------------------------------------------------------------------------------------------------------------------

*     Excluding the effect of foreign currency translation on reported results.

(1) Excluding Made for You costs of $146.0 million ($98.6 million after tax or $0.07 per diluted share) for the fourth quarter 1998, and excluding $161.6 million of 1998 Made for You costs and the $160.0 million 1998 special charge for a total of $321.6 million ($219.1 million after tax or $.16 per diluted share) for the year 1998.

SUMMARY COMMENTARY

Chairman and Chief Executive Officer Jack M. Greenberg commented, "I am pleased to report that McDonald's fourth quarter and annual 1999 results reflect continued strong performance. Diluted earnings per share was $.35 for the quarter, or $.37 on a constant currency basis. Excluding 1998 Made for You costs and the 1998 special charge, diluted earnings per share increased 16 percent for the fourth quarter and 13 percent for the year on a constant currency basis.

     "We are on track with our expansion plans, adding 1,790 McDonald's restaurants in 1999, more than 90 percent outside the U.S. We plan to add 1,800 to 1,900 McDonald's restaurants in 2000.

     "Our cash flow is strong and we expect free cash flow to increase as cash from operations continues to grow at a higher rate than capital expenditures. We will use this free cash flow primarily for share repurchase, thus enhancing returns to shareholders. In the fourth quarter, we purchased 6.7 million shares of McDonald's stock for approximately $280 million. Cumulatively, we have purchased 34.4 million shares for approximately $1.3 billion, towards our $3.5 billion, 3-year, share repurchase program, which we intend to complete in 2001.
     "We look forward to another outstanding year in 2000. Our U.S., European and Canadian markets have good momentum and Latin America and Japan are poised for improvement."
     Alan Feldman, President McDonald's USA said, "We had great success in the U.S., reporting our eighth consecutive quarter of positive comparable sales and seventh consecutive quarter of double-digit operating income growth. U.S. operating income increased 11 percent for the year, excluding 1998 Made for You costs and the 1998 special charge. Our successful promotions, our emphasis on food taste and our intense focus on excellent operations all combined to make 1999 a terrific year.
     "Our ability to manage costs and retain people in this tough labor market has been nothing short of remarkable. Our U.S. operating margins were up for the quarter and the year.
     "One of our greatest accomplishments was the installation of the Made for You food preparation system in virtually all our U.S. restaurants. This system provides our customers with better-tasting food and enables us to offer more food variety. We believe customers will be pleased with our new food offerings in 2000, including Breakfast Bagels, Grilled and Crispy Chicken sandwiches, the McDonald's Big Xtra! and the McSalad Shakers."
     Jim Cantalupo, Vice Chairman and President McDonald's Corporation said, "In constant currencies, consolidated operating income increased 10 percent for the year. Europe, which represents almost 40 percent of consolidated operating income, continued to lead the international segments, achieving a 13 percent operating income increase for the year in constant currencies. France, Germany, Spain and the U.K. all reported strong results.
     "Asia/Pacific's operating income increased 10 percent in constant currencies for the year. We are pleased with improved results in South Korea and several Southeast Asian markets and good performance in Australia. Japan's economic weakness and difficult comparisons with strong price-value promotions adversely affected this segment in the last half of 1999. This year, we will implement a refocused marketing effort in Japan to drive improved sales and profits and to build on our strong market share gains achieved in recent years.
     "Latin America's results were adversely affected by the devaluation in Brazil and the resultant difficult economic conditions in several markets, which were more significant than we anticipated. While we were disappointed with the lack of profit improvement in the fourth quarter, we are encouraged by our ability to retain customers in the face of severe economic weakness. We expect profits to improve as we progress throughout 2000.
     "One of the great things about our global business is that we were able to more than offset the weakness in Japan and Latin America through the strength of our U.S., European and Canadian operations. I am confident that 2000 will be a strong year for McDonald's around the world. As various economies improve and as we continue to focus on value as our foundation, we have enormous opportunity to build our already substantial presence, profits and returns."

NET INCOME AND NET INCOME PER COMMON SHARE - DILUTED
Net income and diluted net income per common share increased nine percent for the quarter (14 and 16 percent in constant currencies, respectively), excluding 1998 Made for You costs of $146.0 million ($98.6 million after tax or $.07 per
diluted share).   For the year, net income and diluted net income per common share increased ten percent (13 percent for both in constant currencies), excluding $161.6 million of 1998 Made for You costs and the $160.0 million 1998 special charge for a total of $321.6 million ($219.1 million after tax or $.16 per diluted share) in 1998. Including these items, reported net income and diluted net income per common share both increased 40 percent for the quarter and 26 percent for the year.
    Weighted average shares outstanding for the fourth quarter and the year were lower compared with the prior year primarily due to the Company's share repurchase program. However, diluted weighted average shares outstanding increased for the quarter as the increase in the average stock price caused outstanding stock options to be more dilutive. During the year, the Company repurchased 24.2 million shares of its common stock for approximately $933 million, under its three-year, $3.5 billion program, which is scheduled to be completed in 2001.

OPERATING RESULTS
McDonald's operates primarily in the quick-service hamburger restaurant business. Beginning in 1999, the Company also operates other restaurants:
Aroma Cafe, Chipotle Mexican Grill and Donatos Pizza. Collectively these three businesses are referred to as "Other Brands." Throughout this release, the financial information related to Other Brands is included in the Other segment.

Systemwide Sales and Revenues
     Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales with specified minimum payments along with initial fees.
     On a global basis, the increases in sales and revenues for the quarter and the year were due to expansion and positive comparable sales. Foreign currency translation had a negative effect on the Systemwide sales growth rate for both the quarter and the year.
     The negative impact of foreign currency translation on revenues was greater than that on Systemwide sales for both periods primarily because the stronger Japanese Yen had a greater positive currency translation effect on sales compared to revenues. This is due to our affiliate structure in Japan. Under this structure, we record a service fee in revenues based on a percentage of Japan's sales, whereas 100 percent of its sales are included in Systemwide sales.
     On a constant currency basis, revenues increased at a higher rate than sales in both periods due to the higher unit growth rate of Company-operated restaurants, primarily in Europe, relative to Systemwide restaurants.

====================================================================================================================
Systemwide sales

Dollars in millions                                 1999               1998                   Increase/(Decrease)
====================================================================================================================
                                                                                              As         In Constant
                                                                                        Reported         Currencies*
--------------------------------------------------------------------------------------------------------------------
Quarters ended December 31
--------------------------------------------------------------------------------------------------------------------
   U.S.                                        $ 4,681.6          $ 4,483.5                    4%                n/a
--------------------------------------------------------------------------------------------------------------------
   Europe                                        2,449.8            2,427.7                    1                  11%
--------------------------------------------------------------------------------------------------------------------
   Asia/Pacific                                  1,697.0            1,532.5                   11                   2
--------------------------------------------------------------------------------------------------------------------
   Latin America                                   438.0              484.2                  (10)                 12
--------------------------------------------------------------------------------------------------------------------
   Other                                           483.3              388.1                   25                  21
--------------------------------------------------------------------------------------------------------------------
     Total Systemwide sales                    $ 9,749.7          $ 9,316.0                    5%                  7%
--------------------------------------------------------------------------------------------------------------------
Years ended December 31
--------------------------------------------------------------------------------------------------------------------
   U.S.                                        $19,005.6          $18,123.2                    5%               n/a
--------------------------------------------------------------------------------------------------------------------
   Europe                                        9,557.0            8,909.1                    7                  12%
--------------------------------------------------------------------------------------------------------------------
   Asia/Pacific                                  6,435.7            5,579.4                   15                   6
--------------------------------------------------------------------------------------------------------------------
   Latin America                                 1,665.6            1,760.8                   (5)                 15
--------------------------------------------------------------------------------------------------------------------
   Other                                         1,826.8            1,607.0                   14                  15
--------------------------------------------------------------------------------------------------------------------
     Total Systemwide sales                    $38,490.7          $35,979.5                    7%                  8%
====================================================================================================================

*     Excluding the effect of foreign currency translation on reported results.
n/a   Not applicable

     U.S. sales increased due to positive comparable sales and restaurant expansion in both periods. Successful promotions, such as Furby, Teenie Beanie Babies, Winnie the Pooh, Tarzan, Inspector Gadget and Toy Story 2, local market initiatives and product introductions, contributed to the sales increase.
     In Europe, expansion and positive comparable sales drove the constant currency sales increases in both periods. Strong performances in France, Germany, Spain and the United Kingdom were the primary contributors in both periods.
     In Asia/Pacific, the constant currency sales increases were driven by expansion, partly offset by negative comparable sales for the quarter and the year. China, South Korea and the Southeast Asian markets were the primary contributors to this segment's increases in both periods. Sales growth for the quarter was negatively affected by the late September earthquake in Taiwan, which greatly reduced consumer spending. For the year, expansion in Japan, as well as positive comparable sales in Australia, contributed to the increase.
     In Latin America, expansion, partly offset by negative comparable sales, drove the constant currency sales increases for the quarter and the year. Expansion in Brazil and positive comparable sales in Mexico and Venezuela drove the increases for both periods.
     In the Other segment, the sales increases for the quarter and the year included $45 million and $91 million, respectively, related to the addition of Other Brands. Canada's positive comparable sales for the quarter and year contributed to the increases.

Combined Operating Margins
     The combined operating margin information that follows represents margins for the McDonald's restaurant business only.

=============================================================================================================================
Combined operating margins                                        Quarters ended                       Years ended
                                                                   December 31                         December 31
                                                        ---------------------------------------------------------------------
                                                                   1999              1998              1999              1998
=============================================================================================================================
Dollars in millions
-----------------------------------------------------------------------------------------------------------------------------
Company-operated                                               $  408.6          $  418.2          $1,673.9          $1,633.3
-----------------------------------------------------------------------------------------------------------------------------
Franchised                                                        755.9             734.8           3,008.4           2,848.5
-----------------------------------------------------------------------------------------------------------------------------
   Combined operating margins                                  $1,164.5          $1,153.0          $4,682.3          $4,481.8
-----------------------------------------------------------------------------------------------------------------------------
Percent of sales/revenues
-----------------------------------------------------------------------------------------------------------------------------
Company-operated                                                   17.1%             18.1%             17.7%             18.4%
-----------------------------------------------------------------------------------------------------------------------------
Franchised                                                         79.8              80.2              80.3              80.8
=============================================================================================================================

     Combined operating margin dollars increased $11 million, or one percent for the quarter and $200 million, or four percent for the year. These increases were primarily driven by expansion and positive comparable sales, partially offset by weaker foreign currencies. Foreign currency translation negatively impacted combined operating margin dollars by $52 million, or five percent for the quarter and $108 million, or three percent for the year. Margin dollars in the U.S. and Europe segments accounted for over 80 percent of the combined margin dollars for both periods.
     Company-operated margins as a percent of sales decreased for the quarter and the year. Payroll costs and occupancy & other expenses increased as a percent of sales for both periods, while food & paper costs as a percent of sales increased for the quarter and were flat for the year.
     As a percent of sales, U.S. Company-operated margins increased for the quarter and the year. Food & paper costs and occupancy & other operating expenses as a percent of sales decreased for both periods, while payroll costs increased for both periods.
     Europe's Company-operated margins decreased as a percent of sales for the quarter and the year. As a percent of sales, payroll costs increased, food & paper costs decreased and occupancy & other expenses were flat for both periods. The difficult economic conditions in Russia accounted for more than half of the decline in margin percent for the year, but had a minimal impact on the quarter.
     Company-operated margins declined as a percent of sales in Asia/Pacific and Latin America for the quarter and the year. In Asia/Pacific, the earthquake in Taiwan has caused a temporary reduction in consumer spending, which led to a decline in the segment's margin percent for the quarter and the year. Difficult comparisons with strong 1998 promotions in Hong Kong also contributed to the decline. Brazil was the primary contributor to the decline in the margin percent in Latin America in both periods, despite improvement in margin trends in the second half of 1999 compared with the first half of the year.
     Franchised margin dollars increased three percent for the quarter and six percent for the year, while franchised margins as a percent of applicable revenues decreased for both periods. The decrease in margins as a percent of sales for both periods was primarily due to higher occupancy costs as a result of more leased sites. By leasing a higher proportion of new sites, we have reduced initial capital requirements. However, this practice reduces franchised margins since the financing costs implicit in the lease are included in occupancy expense, whereas, for owned sites, financing costs are reflected in interest expense.

     As a percent of revenues, U.S. franchised margins increased for the quarter and the year, primarily due to positive comparable sales.
     Europe's franchised margins as a percent of revenues declined for the quarter and year, primarily due to the consolidation, for financial reporting purposes, of Sweden at the beginning of 1999.
     In Asia/Pacific and Latin America, franchised margins as a percent of revenues declined for the quarter and the year. The decreases in both segments were primarily due to higher occupancy costs and weak comparable sales.

Selling, General & Administrative Expenses
     Selling, general & administrative expenses increased three percent for the quarter and one percent for the year. For both periods, these increases were at a rate substantially less than the sales growth rates. The consolidation, for financial reporting purposes, of Sweden in 1999 and spending to support both McDonald's restaurant development outside the U.S. and our Other Brands drove the increases. In the U.S., selling, general & administrative expenses decreased for both periods due to savings as a result of the home office productivity initiative. As a result of the home office productivity initiative, the Company expects to save about $100 million of selling, general and administrative expenses annually in 2000 and thereafter. About two-thirds of these savings were realized through 1999.

Other Operating (Income) Expense

========================================================================================================================
Other operating (income) expense                             Quarters ended                       Years ended
                                                              December 31                         December 31
                                                  ----------------------------------------------------------------------
Dollars in millions                                         1999              1998              1999              1998
========================================================================================================================

Gains on sales of restaurant businesses                     $(36.4)           $(28.2)          $ (75.0)           $(60.7)
------------------------------------------------------------------------------------------------------------------------
Equity in earnings of unconsolidated affiliates              (28.7)            (22.8)           (138.3)            (88.7)
------------------------------------------------------------------------------------------------------------------------
Other (income) expense                                        12.9              28.7              89.2              89.2
------------------------------------------------------------------------------------------------------------------------
  Other operating (income) expense                          $(52.2)           $(22.3)          $(124.1)           $(60.2)
------------------------------------------------------------------------------------------------------------------------
Made for You costs                                          $  1.6            $146.0           $  18.9            $161.6
------------------------------------------------------------------------------------------------------------------------
Special charge                                                   -                 -                 -            $160.0
========================================================================================================================

     Other operating (income) expense consists of transactions related to franchising and the food service business. The increase for the year in equity in earnings of unconsolidated affiliates was primarily due to a gain from the sale of real estate in a U.S. partnership. In addition, results in Japan, which benefited from a lower effective tax rate for the year and the stronger Japanese Yen, contributed to the increases for both periods. Other expense for both the quarter and the year reflected lower provisions for property dispositions and for the quarter higher gains on excess property sales. Costs associated with implementation of the Made for You food preparation system related primarily to accelerated depreciation on equipment replaced in U.S. Company-operated restaurants and financial incentive payments made to owner/operators. The special charge in the second quarter 1998 reflected employee severance and outplacement, consolidation of facilities and other costs in connection with the home office productivity initiative.

Operating Income

     Operating income increased $34 million, or four percent for the quarter, and $236 million, or eight percent for the year, excluding 1998 Made for You costs and the 1998 special charge. For both periods, these increases were primarily driven by higher combined operating margin dollars and higher other operating income, partly offset by weaker foreign currencies.

============================================================================================================
Operating income (1)                       1999      1998            Increase/(Decrease)
------------------------------------------------------------------------------------------------------------
Dollars in millions                                                              Excluding 1998
                                                                             Made for You costs and
                                                                             1998 special charge (2)
                                                                     ---------------------------------------
                                                                   As                         In Constant
                                                             Reported       Adjusted          Currencies*
------------------------------------------------------------------------------------------------------------
Quarters ended December 31
------------------------------------------------------------------------------------------------------------
   U.S.                                $  338.9  $  159.5         112%              11%               n/a
------------------------------------------------------------------------------------------------------------
   Europe                                 322.3     309.5           4                4                 14%
------------------------------------------------------------------------------------------------------------
   Asia/Pacific                            99.3      89.2          11               11                  5
------------------------------------------------------------------------------------------------------------
   Latin America                           33.4      56.3         (41)             (41)               (18)
------------------------------------------------------------------------------------------------------------
   Other                                   22.9      22.7           1                1                 (3)
------------------------------------------------------------------------------------------------------------
      Total operating income           $  816.8  $  637.2          28%               4%                 9%
------------------------------------------------------------------------------------------------------------
Years ended December 31
------------------------------------------------------------------------------------------------------------
   U.S.                                $1,471.7  $1,005.8          46%              11%               n/a
------------------------------------------------------------------------------------------------------------
   Europe                               1,203.4   1,115.6           8                8                 13%
------------------------------------------------------------------------------------------------------------
   Asia/Pacific                           404.3     343.9          18               18                 10
------------------------------------------------------------------------------------------------------------
   Latin America                          127.5     180.8         (29)             (29)                (8)
------------------------------------------------------------------------------------------------------------
   Other                                  112.7     115.8          (3)              (3)                (2)
------------------------------------------------------------------------------------------------------------
      Total operating income           $3,319.6  $2,761.9          20%               8%                10%
------------------------------------------------------------------------------------------------------------

*       Excluding the effect of foreign currency translation on reported results.
(1) For financial reporting purposes, Corporate selling, general & administrative expenses (costs related to home office support of the Company's global business) were allocated to the various geographic segments, beginning in 1999. Prior year amounts have been restated to conform to this presentation.
(2) Excluding 1998 Made for You costs of $146.0 million for the fourth quarter, and excluding $161.6 million of 1998 Made for You costs and the $160.0 million 1998 special charge for a total of $321.6 million for the year 1998.
n/a     Not applicable

     U.S. operating income increased $33 million, or 11 percent for the quarter and increased $144 million, or 11 percent for the year, excluding 1998 Made for You costs and the 1998 special charge. The increases in both periods were driven by higher combined operating margin dollars, higher other operating income and lower selling, general & administrative expenses.
     Europe's operating income increased 14 percent for the quarter and 13 percent for the year in constant currencies. This performance was primarily due to strong results in France, Germany, Spain and the United Kingdom. Additionally, Europe's operating income growth benefited in both periods from the consolidation of Sweden, due to our purchase of a majority ownership. The economic difficulties in Russia, which began in September 1998, dampened this segment's operating results for the year. Excluding Russia, Europe's constant currency operating income increased 15 percent for the year.
     In constant currencies, operating income in Asia/Pacific increased five percent for the quarter and 10 percent for the year. The increase for the year was driven primarily by Japan, which benefited from a lower effective tax rate, and strong results in South Korea. In both periods, improved results in several Southeast Asian markets contributed to the increases. The September earthquake in Taiwan negatively affected results for the quarter and to a lesser extent the year.
     Operating income in Latin America decreased 18 percent and eight percent in constant currencies for the quarter and year, respectively. Both periods were negatively impacted by the difficult economic conditions experienced by many markets in the region. While Brazil's results have improved compared with the first half of 1999, it is still experiencing the negative effects of the currency devaluation that occurred in early 1999. Partially offsetting the decreases were strong performances in Mexico for both periods and in Venezuela for the year.

INTEREST & NONOPERATING EXPENSE AND INCOME TAXES
Lower interest expense in both periods reflected lower average interest rates and weaker foreign currencies, partly offset by higher debt levels.
     Nonoperating (income) expense reflected lower translation losses for the quarter and the year compared with 1998.
     The effective income tax rate was 31.6 percent for the quarter and 32.5 percent for the year 1999 compared with 32.5 percent for the quarter and 32.8 percent for the year 1998. We expect the effective income tax rate to be about
32.0 percent in 2000.

IMPACT OF FOREIGN CURRENCIES ON REPORTED RESULTS
While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.

     The primary currencies negatively affecting reported results for the quarter and the year were the Brazilian Real, the British Pound and the Euro. The negative effect of these currencies was partially offset by the stronger Australian Dollar, Japanese Yen and the Southeast Asian currencies in both periods.

==============================================================================================================================
Effect of foreign currency translation on                                                                Increase
worldwide reported results                                                                          Over Prior Period
==============================================================================================================================
Dollars in millions, except per                     As         In Constant                              As         In Constant
common share data                             Reported         Currencies*         Change         Reported         Currencies*
==============================================================================================================================
Quarter ended December 31, 1999
==============================================================================================================================
Systemwide sales                             $ 9,749.7           $ 9,956.4         $206.7                5%                  7%
------------------------------------------------------------------------------------------------------------------------------
Total revenues                                 3,372.9             3,529.4          156.5                5                  10
------------------------------------------------------------------------------------------------------------------------------
Operating income (1)                             816.8               855.7           38.9                4                   9
------------------------------------------------------------------------------------------------------------------------------
Net income (1)                                   486.2               511.7           25.5                9                  14
------------------------------------------------------------------------------------------------------------------------------
Net income per common share -
 diluted (1)                                       .35                 .37            .02                9                  16
==============================================================================================================================
Year ended December 31, 1999
==============================================================================================================================
Systemwide sales                             $38,490.7           $38,739.5         $248.8                7%                  8%
------------------------------------------------------------------------------------------------------------------------------
Total revenues                                13,259.3            13,620.8          361.5                7                  10
------------------------------------------------------------------------------------------------------------------------------
Operating income (1)                           3,319.6             3,386.6           67.0                8                  10
------------------------------------------------------------------------------------------------------------------------------
Net income (1)                                 1,947.9             1,993.4           45.5               10                  13
------------------------------------------------------------------------------------------------------------------------------
Net income per common share -
 diluted (1)                                      1.39                1.42            .03               10                  13
==============================================================================================================================

*    Excluding the effect of foreign currency translation on reported results.
(1) The percentage increase over the prior period excludes the 1998 Made for You costs of $146.0 million ($98.6 million after tax or $.07 per diluted share) for the fourth quarter 1998, and excludes the $161.6 million of 1998 Made for You costs and the $160.0 million 1998 special charge for a total of $321.6 million ($219.1 million after tax or $0.16 per diluted share) for the year 1998.

FORWARD-LOOKING STATEMENTS

Certain forward-looking statements are included in this report. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results could differ materially due to the effectiveness of operating initiatives, advertising and promotional efforts, and Year 2000 compliance and Euro conversion efforts of the Company, its owner/operators, suppliers and service providers, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; availability and cost of land and construction; legislation and government regulation; and accounting policies and practices.

                            McDONALD'S CORPORATION
                  CONDENSED CONSOLIDATED STATEMENT OF INCOME



Dollars and shares in millions, except per common share data
------------------------------------------------------------------------
                                                           Inc/(Dec)
Quarters ended December 31,       1999       1998           $     %
------------------------------------------------------------------------
SYSTEMWIDE SALES                $9,749.7   $9,316.0     433.7       5
Revenues
Sales by Company-operated
 restaurants                     2,424.9    2,304.5     120.4       5
Revenues from franchised
 and affiliated restaurants        948.0      916.2      31.8       3

TOTAL REVENUES                   3,372.9    3,220.7     152.2       5

Operating costs and expenses
Company-operated
 restaurants                     2,010.8    1,886.3     124.5       7
Franchised restaurants
 -- occupancy costs                191.7      181.4      10.3       6
Selling, general &
 administrative expenses           404.2      392.1      12.1       3
Other operating (income)
 expense                           (52.2)     (22.3)    (29.9)    n/m
Made for You costs                   1.6      146.0    (144.4)    n/m
Total operating costs
 and expenses                    2,556.1    2,583.5     (27.4)     (1)

OPERATING INCOME (1)               816.8      637.2     179.6      28

Interest expense                    98.2      101.8      (3.6)     (4)

Nonoperating (income)
 expense                             8.3       19.3     (11.0)    n/m

Income before provision
 for income taxes                  710.3      516.1     194.2      38

Provision for
 income taxes                      224.1      167.6      56.5      34

NET INCOME (1)                  $  486.2   $  348.5     137.7      40

NET INCOME PER
 COMMON SHARE (1)               $   0.36   $   0.26      0.10      38

NET INCOME PER
 COMMON SHARE--DILUTED (1)      $   0.35   $   0.25      0.10      40

Weighted average common
 shares outstanding              1,353.3    1,354.3

Weighted average common
shares outstanding--diluted      1,401.4    1,399.1


n/m  Not meaningful
(1) Excluding 1998 Made for You costs, operating income increased 4%, and net income, net income per common share and net income per common share--diluted each increased 9%.

                            McDONALD'S CORPORATION
                  CONDENSED CONSOLIDATED STATEMENT OF INCOME



Dollars and shares in millions, except per common share data
--------------------------------------------------------------------------
                                                                 Inc/(Dec)
Years ended December 31,              1999           1998          $     %
--------------------------------------------------------------------------
SYSTEMWIDE SALES                 $38,490.7      $35,979.5    2,511.2     7
Revenues
Sales by Company-operated
 restaurants                       9,512.5        8,894.9      617.6     7
Revenues from franchised
 and affiliated restaurants        3,746.8        3,526.5      220.3     6

TOTAL REVENUES                    13,259.3       12,421.4      837.9     7

Operating costs and expenses
Company-operated
 restaurants                       7,829.6        7,261.6      568.0     8
Franchised restaurants
--occupancy costs                    737.7          678.0       59.7     9
Selling, general &
 administrative expenses           1,477.6        1,458.5       19.1     1
Other operating (income)
 expense                            (124.1)         (60.2)     (63.9)  n/m
Made for You costs                    18.9          161.6     (142.7)  n/m
Special charge                           -          160.0     (160.0)  n/m
Total operating costs
 and expenses                      9,939.7        9,659.5      280.2     3

OPERATING INCOME (1)               3,319.6        2,761.9      557.7    20

Interest expense                     396.3          413.8      (17.5)   (4)

Nonoperating (income)
 expense                              39.2           40.7       (1.5)  n/m

Income before provision
 for income taxes                  2,884.1        2,307.4      576.7    25

Provision for
 income taxes                        936.2          757.3      178.9    24

NET INCOME (1)                   $ 1,947.9      $ 1,550.1      397.8    26

NET INCOME PER
 COMMON SHARE (1)                $    1.44      $    1.14       0.30    26

NET INCOME PER
 COMMON SHARE--DILUTED (1)       $    1.39      $    1.10       0.29    26

Weighted average common
 shares outstanding                1,355.3        1,365.3

Weighted average common
shares outstanding--diluted        1,404.2        1,405.7


n/m  Not meaningful
(1) Excluding the 1998 special charge and 1998 Made for You costs, operating income increased 8%, net income increased 10%, net income per common share increased 11% and net income per common share--diluted increased 10%.

                    MCDONALD'S CORPORATION SYSTEMWIDE SALES



Dollars in millions
-----------------------------------------------------------------------
                                                       % Inc/(Dec)
Quarters ended December 31,        1999      1998   As        Constant
                                                    Reported  Currency*
-----------------------------------------------------------------------
US
Operated by franchisees        $3,659.2  $3,496.7          5
Operated by the Company           728.5     697.2          4
Operated by affiliates            293.9     289.6          1
                                4,681.6   4,483.5          4        n/a

Europe**
Operated by franchisees         1,323.3   1,299.1          2
Operated by the Company         1,002.7     952.1          5
Operated by affiliates            123.8     176.5        (30)
                                2,449.8   2,427.7          1         11

Asia/Pacific
Operated by franchisees           469.7     440.4          7
Operated by the Company           399.7     370.2          8
Operated by affiliates            827.6     721.9         15
                                1,697.0   1,532.5         11          2
Latin America
Operated by franchisees           218.4     232.8         (6)
Operated by the Company           127.4     167.1        (24)
Operated by affiliates             92.2      84.3          9
                                  438.0     484.2        (10)        12

Other***
Operated by franchisees           298.0     259.2         15
Operated by the Company           166.6     117.9         41
Operated by affiliates             18.7      11.0         70
                                  483.3     388.1         25         21

Systemwide
Operated by franchisees         5,968.6   5,728.2          4
Operated by the Company         2,424.9   2,304.5          5
Operated by affiliates          1,356.2   1,283.3          6
                               $9,749.7  $9,316.0          5          7

  * Excluding the effect of foreign currency translation on reported results.

 ** Due to the consolidation of Sweden, beginning in 1999, Sweden's sales are classified as Company-operated rather than as affiliated sales.

*** The Other segment includes $45 million of sales related to Other Brands in 1999.

                    MCDONALD'S CORPORATION SYSTEMWIDE SALES


Dollars in millions
------------------------------------------------------------------------
                                                         % Inc/(Dec)
Years ended December 31,         1999       1998    As         Constant
                                                    Reported   Currency*
------------------------------------------------------------------------
US
Operated by franchisees     $14,857.9  $14,105.3           5
Operated by the Company       2,956.6    2,829.2           5
Operated by affiliates        1,191.1    1,188.7           -
                             19,005.6   18,123.2           5        n/a

Europe**
Operated by franchisees       5,194.9    4,727.0          10
Operated by the Company       3,876.7    3,519.8          10
Operated by affiliates          485.4      662.3         (27)
                              9,557.0    8,909.1           7         12

Asia/Pacific
Operated by franchisees       1,787.5    1,611.0          11
Operated by the Company       1,609.3    1,428.1          13
Operated by affiliates        3,038.9    2,540.3          20
                              6,435.7    5,579.4          15          6

Latin America
Operated by franchisees         820.7      819.7           -
Operated by the Company         494.3      620.3         (20)
Operated by affiliates          350.6      320.8           9
                              1,665.6    1,760.8          (5)        15

Other***
Operated by franchisees       1,168.0    1,067.2           9
Operated by the Company         575.6      497.5          16
Operated by affiliates           83.2       42.3          97
                              1,826.8    1,607.0          14         15

Systemwide
Operated by franchisees      23,829.0   22,330.2           7
Operated by the Company       9,512.5    8,894.9           7
Operated by affiliates        5,149.2    4,754.4           8
                            $38,490.7  $35,979.5           7          8

  * Excluding the effect of foreign currency translation on reported results.

 ** Due to the consolidation of Sweden, beginning in 1999, Sweden's sales are classified as Company-operated rather than as affiliated sales.

*** The Other segment includes $91 million of sales related to Other Brands in 1999.

                     MCDONALD'S CORPORATION TOTAL REVENUES

Dollars in millions
--------------------------------------------------------------------------
                                                          % Inc/(Dec)
                                                      As        Constant
Quarters ended December 31,         1999        1998  Reported  Currency*
--------------------------------------------------------------------------
  U.S.                         $ 1,258.8   $ 1,208.4         4        n/a
  Europe                         1,273.6     1,213.4         5         14
  Asia/Pacific                     458.1       424.1         8          6
  Latin America                    176.7       221.3       (20)         6
  Other**                          205.7       153.5        34         30
                               $ 3,372.9   $ 3,220.7         5         10

--------------------------------------------------------------------------
                                                          % Inc/(Dec)
                                                      As        Constant
Years ended December 31,            1999        1998  Reported  Currency*
--------------------------------------------------------------------------
  U.S.                         $ 5,093.0   $ 4,868.1         5        n/a
  Europe                         4,924.9     4,466.7        10         15
  Asia/Pacific                   1,832.3     1,633.2        12          9
  Latin America                    680.3       814.7       (16)        10
  Other**                          728.8       638.7        14         15
                               $13,259.3   $12,421.4         7         10

 * Excluding the effect of foreign currency translation on reported results.

** The Other segment revenue for the fourth quarter and year 1999 includes
   $34.5 million and $56.7 million, respectively, related to Other Brands.

                 MCDONALD'S CORPORATION FINANCIAL INFORMATION



OPERATING MARGINS - MCDONALD'S RESTAURANT BUSINESS*
----------------------------------------------------------------------------
                                                           % Inc/(Dec)
                              Percent        Amount     As        Constant
Quarters ended December 31, 1999   1998   1999    1998  Reported  Currency**
----------------------------------------------------------------------------
Company-operated
U.S.                       16.5%  16.3% $120.0  $113.4         6        n/a
Europe                     19.4   20.0   194.5   190.6         2         10
Asia/Pacific               14.5   17.1    58.0    63.3        (8)       (10)
Latin America              14.4   20.9    18.3    34.9       (48)       (25)
Other                      13.5   13.6    17.8    16.0        11          7
  Total                    17.1%  18.1% $408.6  $418.2        (2)         3

Franchised
U.S.                       80.1%  80.0%   $424.8   $409.1      4        n/a
Europe                     79.0   79.8     214.1    208.5      3         15
Asia/Pacific               83.7   84.0      48.8     45.3      8          3
Latin America              76.9   80.3      38.0     43.5    (13)         7
Other                      78.0   79.8      30.2     28.4      6          3
  Total                    79.8%  80.2%   $755.9   $734.8      3          7

----------------------------------------------------------------------------
                                                            % Inc/(Dec)
                           Percent          Amount      As        Constant
Years ended December 31, 1999   1998     1999     1998  Reported  Currency**
----------------------------------------------------------------------------

Company-operated
U.S.                    17.5%  17.3% $  516.2 $  490.3         5        n/a
Europe                  19.2   20.0     742.6    703.4         6         10
Asia/Pacific            16.6   16.9     267.5    241.7        11          7
Latin America           14.1   19.1      69.9    118.4       (41)       (19)
Other                   14.9   16.0      77.7     79.5        (2)        (2)
  Total                 17.7%  18.4% $1,673.9 $1,633.3         2          5

Franchised
U.S.                    81.0%  80.9% $1,730.1 $1,649.8          5       n/a
Europe                  79.0   80.0     828.1    757.5          9        14
Asia/Pacific            83.6   84.3     186.5    173.0          8         3
Latin America           77.5   79.7     144.1    155.0         (7)       12
Other                   78.5   80.2     119.6    113.2          6         6
  Total                 80.3%  80.8% $3,008.4 $2,848.5          6         8

 * Operating margin information relates to McDonald's restaurant business and excludes Other Brands.

** Excludes the effect of foreign currency translation on reported results.
   However, it does not exclude the impact of changing foreign currency rates on the cost of imported products.

                 McDONALD'S CORPORATION FINANCIAL INFORMATION


COMPANY-OPERATED MARGINS AS A PERCENT OF SALES -
McDONALD'S RESTAURANT BUSINESS*
--------------------------------------------------------------------
                Quarters ended December 31  Years ended December 31
                          1999        1998         1999        1998
--------------------------------------------------------------------
Food & paper              33.7        33.6         33.7        33.7
Payroll & employee
  benefits                25.5        25.2         25.4        24.9
Occupancy & other
  operating expenses      23.7        23.1         23.2        23.0
     Total expenses       82.9        81.9         82.3        81.6
Company-operated margins  17.1        18.1         17.7        18.4

 * Operating margin information relates to McDonald's restaurant business and excludes Other Brands.


SELLING, GENERAL & ADMINISTRATIVE EXPENSES
--------------------------------------------------------------------
                                                   % Inc/(Dec)
                  Years ended December 31     As         Constant
                          1999       1998     Reported   Currencies*
--------------------------------------------------------------------
U.S.                  $  765.7   $  789.0           (3)         n/a
Europe                   400.9      379.6            6           10
Asia/Pacific             134.5      123.3            9            6
Latin America             88.9       93.2           (5)          18
Other**                   87.6       73.4           19           20
                      $1,477.6   $1,458.5            1            3

 * Excluding the effect of foreign currency translation on reported results.

** The Other segment includes $12.6 million of selling, general and administrative expenses related to Other Brands in 1999.

                 MCDONALD'S CORPORATION RESTAURANT INFORMATION


SYSTEMWIDE RESTAURANTS
-----------------------------------------------------------------------
At December 31,                        1999      1998      Inc/(Dec)
-----------------------------------------------------------------------
 *U.S.                              12,629      12,472          157
  Europe
    Germany                          1,008         931           77
    England                            884         810           74
    France                             790         708           82
    Italy                              242         201           41
    Spain                              229         188           41
    Sweden                             202         177           25
    Netherlands                        201         187           14
    Poland                             160         130           30
    Other                            1,227       1,089          138
    Total Europe                     4,943       4,421          522
  Asia/Pacific
   *Japan                            3,258       2,852          406
    Australia                          684         666           18
    Taiwan                             319         292           27
    China                              252         220           32
    Philippines                        217         194           23
    South Korea                        176         131           45
    Hong Kong                          163         152           11
    Other                              586         548           38
    Total Asia/Pacific               5,655       5,055          600
  Latin America
   *Brazil                             921         672          249
    Argentina                          205         166           39
    Mexico                             170         144           26
    Other                              493         423           70
    Total Latin America              1,789       1,405          384
  Other
   *Canada                           1,125       1,085           40
    Other                              449         362           87
    Other Brands                       216          18          198
    Total Other                      1,790       1,465          325

Systemwide restaurants              26,806      24,818        1,988

Countries                              118         114            4

* Includes satellites in 1999: U.S. 1,048; Japan 1,333; Brazil 457; Canada 259.
  In 1998: U.S. 1,090; Japan 1,123; Brazil 285; Canada 236.


RESTAURANT ADDITIONS
------------------------------------------------------------------------------
                        Quarters ended December 31    Years ended December 31
                              1999           1998         1999         1998
------------------------------------------------------------------------------
  U.S.                         100             48          157           92
  Europe                       254            221          522          535
  Asia/Pacific                 256            189          600          599
  Latin America                169            148          384          314
  Other - McDonald's            52             65          127          128
  Other Brands                  21              2          198           18
   Systemwide additions        852            673        1,988        1,686

                 MCDONALD'S CORPORATION RESTAURANT INFORMATION



SYSTEMWIDE RESTAURANTS
----------------------------------------------------

At December 31,              1999    1998  Inc/(Dec)
----------------------------------------------------
US
Operated by franchisees     9,986   9,849       137
Operated by the Company     1,837   1,810        27
Operated by affiliates        806     813        (7)
                           12,629  12,472       157

Europe*
Operated by franchisees     2,722   2,377       345
Operated by the Company     2,005   1,735       270
Operated by affiliates        216     309       (93)
                            4,943   4,421       522

Asia/Pacific
Operated by franchisees     1,496   1,383       113
Operated by the Company     1,248   1,124       124
Operated by affiliates      2,911   2,548       363
                            5,655   5,055       600

Latin America
Operated by franchisees       975     721       254
Operated by the Company       518     421        97
Operated by affiliates        296     263        33
                            1,789   1,405       384

Other**
Operated by franchisees     1,086     951       135
Operated by the Company       605     435       170
Operated by affiliates         99      79        20
                            1,790   1,465       325
Systemwide
Operated by franchisees    16,265  15,281       984
Operated by the Company     6,213   5,525       688
Operated by affiliates      4,328   4,012       316
                           26,806  24,818     1,988

* Due to the consolidation of Sweden, beginning in 1999, Sweden's restaurants are classified as Company-operated restaurants rather than as affiliated restaurants.

** The Other segment includes 216 and 18 restaurants for 1999 and 1998, respectively, related to Other Brands.